Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

by and between

GRAVITAS COLLECTIVE CORP.

and

CANTON STRATEGIC HOLDINGS, INC.,

dated as of

July 17, 2026

-i-

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement, dated as of July 17, 2026 (this “Agreement”), is entered into by and between Gravitas Collective Corp., a Delaware corporation (“Buyer”), and Canton Strategic Holdings, Inc., a Delaware corporation (“Seller”).

RECITALS

WHEREAS, Seller previously held all of the issued and outstanding shares of common stock (the “Common Stock”) of Gravitas Life Sciences, Inc., a Delaware corporation (the “Prior Corporation”), which Common Stock represented 100% of the issued and outstanding equity interests of the Prior Corporation.

WHEREAS, on July 17, 2026, the Prior Corporation converted from a Delaware corporation into a Delaware limited liability company having the name Gravitas Life Sciences, LLC (the limited liability company following such conversion, the “Purchased Subsidiary”) pursuant to a Certificate of Conversion filed with the Secretary of State of the State of Delaware (the “Conversion”).

WHEREAS, as a result of the Conversion, (a) the Common Stock was converted and exchanged into membership interests of the Purchased Subsidiary and (b) as of the date hereof, Seller holds 100% of such membership interests of the Company (the “Purchased Securities”), which Purchased Securities represent 100% of the issued and outstanding equity interests of the Purchased Subsidiary.

WHEREAS, Seller desires to sell and Buyer desires to purchase all of the Purchased Securities, on the terms and subject to the conditions set forth herein;

WHEREAS, the sole member of Seller and the Board of Directors of Buyer has (a) determined that entering into this Agreement is in the best interests of its respective member or stockholders and (b) approved and declared advisable this Agreement pursuant to which Seller shall sell the Purchased Securities to Buyer at the Closing pursuant to the terms of this Agreement;

WHEREAS, concurrent with the execution of this Agreement, Seller shall enter into separation agreements, each in form and substance reasonably acceptable to Buyer (the “Separation Agreements”), with the individuals identified on Schedule A (the “Separated Individuals”) setting forth the terms associated with the termination of employment or engagement of the Separated Individuals by Seller or its applicable Affiliate, each such Separation Agreement to be effective as of the Closing;

WHEREAS, prior to the Closing, Seller will complete a transfer to Seller or one of its Affiliates of certain assets of the Purchased Subsidiary related to Retained Business (the “Retained Business Transfer”); and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed thereto in Exhibit A.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto each hereby agree as follows:

ARTICLE I

Purchase and Sale

Section 1.1 Purchase and Sale of Purchased Securities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell to Buyer, and Buyer will purchase from Seller, all of the Purchased Securities (the purchase and sale of the Purchased Securities, the “Equity Purchase”). The Equity Purchase, together with the other transactions contemplated by this Agreement are referred to herein as the “Transactions”. As consideration for the Purchased Securities and as a condition to Seller’s willingness to enter into this Agreement, Buyer shall (a) cause the Purchased Subsidiary to pay to Seller, the milestone payments set forth in Exhibit B (the “Milestone Payments”), if and when any such Milestone Payments become due and payable in accordance with the terms of Exhibit B and (b) issue the Seller Note to Seller at the Closing.

Section 1.2 The Closing. The closing of the Equity Purchase (the “Closing”) shall take place virtually via the exchange of executed documents and other deliverables by PDF or other means of electronic delivery on the date hereof. All documents delivered and actions taken at the Closing shall be deemed to have been delivered or taken simultaneously, and no such delivery or action shall be considered effective or complete unless or until all other such deliveries or actions are completed or waived in writing by the party against whom such waiver is sought to be enforced.

Section 1.3 Deliveries by Seller. Prior to, or at the Closing, Seller shall deliver to Buyer the following:

(a) a duly executed membership interest power in the form of Exhibit C attached hereto (the “Membership Interest Power”) effectuating the transfer of the Purchased Securities to Buyer;

(b) control of any books, records, agreements and statutory records that relate to the Purchased Subsidiary and which are in the possession or control of the Seller (if any); provided, that (i) Seller may redact or withhold from any such books, records, agreements and statutory records any information that relates to Seller and/or any of its Affiliates and Subsidiaries (other than the Purchased Subsidiary) or otherwise constitutes Seller Confidential Information and (ii) such books, records, agreements and statutory records so delivered shall be the property of the Purchased Subsidiary.

(c) a copy of a complete email archive (the “Email Archive”) for each of the individuals identified on Schedule 1.3(c) (the “Specified Individuals”), with such Email Archive to be in the format and in the medium requested by Buyer, provided, that Seller may withhold or redact any information contained in the Email Archive that constitutes Seller Confidential Information (including any information related to the Retained Business);

(d) a counterpart to each Transaction Document to which Seller is a party, duly executed by Seller; and

(e) a properly completed and executed IRS form W-9 from Seller.

Section 1.4 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller a counterpart to each Transaction Document to which Buyer or any Separated Individual is a party, duly executed by Buyer or the applicable Separated Individual, as the case may be.

ARTICLE II

Representations and Warranties of Seller

Seller represents and warrants to Buyer that the statements contained in this Article II are true and correct as of the Closing.

Section 2.1 Organization and Qualification of Seller and Purchased Subsidiary. Seller is a corporation duly incorporated and validly existing under the Laws of the State of Delaware. The Purchased Subsidiary is a limited liability company duly formed and validly existing under the Laws of the State of Delaware. Each of Seller and the Purchased Subsidiary is in good standing under the Laws of the State of Delaware and in each other jurisdiction where it is required to be qualified or licensed to do business, except where the failure to be so qualified or licensed would not be material to the Business, and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted.

Section 2.2 Title to Securities. Immediately prior to the Closing, Seller is the record and beneficial owner of, and holds and has good and valid title to, the Purchased Securities free and clear of any Liens (other than restrictions on transfer arising under applicable securities Laws and the organizational documents of the Purchased Subsidiary). Other than the Purchased Securities, there are no issued or outstanding equity interests of the Purchased Subsidiary.

Section 2.3 Authority of Seller. Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller. This Agreement is the legal, valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms except as limited by applicable bankruptcy, reorganization and insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or by laws related to the availability of specific performance or other equitable remedies. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

Section 2.4 No Conflicts. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Seller or the Purchased Subsidiary; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Purchased Subsidiary; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel or obtain any rights under any material Contract to which Seller is a party; or (d) result in the creation or imposition of any Lien on the Purchased Securities or any assets or property of the Purchased Subsidiary.

Section 2.5 Investment Bankers’ and Brokers’ Fees. Seller has no obligation to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 2.6 No Other Representations or Warranties. Except as expressly set forth in this Article II or in any other Transaction Document, none of Seller or its Affiliates or representatives or any other Person makes any representation or warranty, express or implied, or at law or in equity, in respect of the Purchased Subsidiary or the Business or any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby disclaimed.

ARTICLE III

Representations and Warranties of Buyer

Buyer represents and warrants to Seller that the statements contained in this Article III are true and correct as of the Closing.

Section 3.1 Organization and Authority of Buyer. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and in each other jurisdiction where it is required to be qualified or licensed to do business, except where the failure to be so qualified or licensed would not be material to the business of Buyer. Buyer has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the other parties) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 3.2 No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party.

Section 3.3 Investment Bankers’ and Brokers’ Fees. Buyer has no obligation to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 3.4 Independent Investigation. In connection with its investment decision, Buyer or its representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Purchased Subsidiary as desired by Buyer. The purchase of the Purchased Securities by Buyer and the consummation of the transactions contemplated hereby by Buyer are not done in reliance upon any representation or warranty by, or information from, Seller, the Purchased Subsidiary or any of their respective Affiliates, employees or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article II and any other Transaction Document, and Buyer acknowledges that Seller expressly disclaims any other representations and warranties. Except as set forth in such representations and warranties, Buyer acknowledges that neither Seller nor any other Person has made any representations or warranties to Buyer regarding the probable success or profitability of the Purchased Subsidiary or the Business.

ARTICLE IV

Covenants

Section 4.1 Confidentiality. From the Closing until the fifth (5th) anniversary thereof:

(a) Seller shall, and shall cause its Affiliates to, hold, and shall direct its and their respective representatives to hold, in confidence any and all material non-public information whether written or oral, that relates to the Business or the Purchased Subsidiary (excluding, for the avoidance of doubt, any Seller Confidential Information) (“Business Confidential Information”); provided, that (i) Business Confidential Information shall exclude any information that Seller can demonstrate by contemporaneous written evidence is (x) known to the general public or in the public domain (other than a result of Seller’s breach of this Section 4.1) or (y) later lawfully acquired by Seller or any of its Affiliates or representatives from sources not known to such Person to be bound by any obligation of confidentiality to Buyer or the Purchased Subsidiary and (ii) Seller and its Affiliates and representatives may disclose Business Confidential Information (A) to the extent necessary to enforce its rights and remedies under any Transaction Document, (B) to Seller’s attorneys, financial advisors and other professional representatives who have a need to know such information in connection with their provision of services to Seller and who are bound by an obligation of confidentiality or other professional ethical standard to Seller, (C) to the extent necessary for Seller to prepare and file Tax Returns and (D) subject to the following sentence, in order to comply with any judicial, administrative or other legal process (including any subpoena, interrogatory or civil investigative demand). If Seller or any of its Affiliates or their respective representatives are compelled to disclose any information by judicial, administrative or other legal process, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use commercially reasonable efforts to obtain reasonable assurance that confidential treatment will be accorded such information, and shall reasonably cooperate, at the sole expense of Buyer, with any efforts by Buyer to obtain a protective order against such disclosure.

(b) Buyer shall, and shall cause its Affiliates (including, following the Closing, the Purchased Subsidiary) to, hold, and shall direct its and their respective representatives to hold, in confidence any and all material non-public information whether written or oral, that relates to the Retained Business or Seller and its Affiliates (excluding, for the avoidance of doubt, any Business Confidential Information) (“Seller Confidential Information”) in accordance with Section 4.1(a), which shall apply to this Section 4.1(b) mutatis mutandis, provided, that for Buyer’s obligations hereunder, all references to “Seller” set forth in Section 4.1(a) shall be deemed replaced with “Buyer”, all references to “Buyer” and/or “the Purchased Subsidiary” set forth in Section 4.1(a) shall be deemed replaced with “Seller” and all references to “Business Confidential Information” set forth in Section 4.1(a) shall be deemed replaced with “Seller Confidential Information.”

Section 4.2 Announcements. Unless otherwise required by applicable Law, following the Closing, each of Buyer and Seller shall not, and shall not permit any of their respective Affiliates or representatives to, make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media or to any Person (other than its Affiliates and advisors) regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed); provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement, for Buyer and the Purchased Subsidiary to operate the Business or for either party hereto or its Affiliates to comply with accounting or U.S. Securities and Exchange Commission disclosure obligations or the rules of any stock exchange or national market system.

Section 4.3 Receivables. From and after the Closing, (a) if Seller or any of its Affiliates receives or collects any funds relating to any accounts receivable or any other asset or property of the Purchased Subsidiary (excluding for the avoidance of doubt, any funds or other asset or property related to the Retained Business), Seller shall remit such funds to Buyer within ten (10) Business Days after its receipt thereof; and (b) if Buyer or any of its Affiliates receives or collects any funds relating to Seller or the Retained Business or which are unrelated to the Purchased Subsidiary or the Business, Buyer shall remit such funds to Seller within ten (10) Business Days after its receipt thereof.

Section 4.4 Insurance Matters. Seller shall assign, to the extent assignable to Buyer any proceeds received under Seller’s third-party insurance policies in respect of any insurance claim related solely to the Purchased Subsidiary or the Business. Seller agrees to use reasonable efforts to obtain any necessary consents or approvals of any insurance company or other third party relating to any such assignment. If such proceeds are not assignable, Seller agrees to pay any such proceeds received by it or any of its stockholders or other Affiliates to Buyer promptly upon the receipt thereof.

Section 4.5 Seller’s Accountants. Seller shall use its commercially reasonable efforts to cause the Seller’s internal and external accountants to cooperate with Buyer, at Buyer’s sole expense, in connection with the preparation of stand-alone, unconsolidated, financial statements of the Purchased Subsidiary (the “Purchased Subsidiary Financial Statements”). Seller hereby acknowledges and agrees that Buyer may freely use or publish the Purchased Subsidiary Financial Statements for any lawful purpose with no obligation whatsoever to obtain any advance consent or permission from, or provide any notice to, Seller or any of its Affiliates prior to any use or publication thereof, except to the extent that such Purchased Subsidiary Financial Statements include Seller Confidential Information (including financial information regarding Seller, its Affiliates or the Retained Business), in which case such Seller Confidential Information shall be subject to the terms of Section 4.1(b).

Section 4.6 Restrictive Covenants.

(a) Non-Solicitation of Business Relationships. Seller covenants and agrees that, from the Closing until the fifth (5th) anniversary of the Closing (the “Restricted Period”), Seller will not, and will cause its Affiliates not to, directly or indirectly, solicit, induce or interfere with any customer, supplier or other business relation of the Purchased Subsidiary or the Business as of the Closing or as of any time during the 18 month period prior to the date hereof to divert, reduce, adversely modify or terminate its business relationship with the Purchased Subsidiary.

(b) Acknowledgements; Remedies. Seller acknowledges and agrees that: (i) Seller, together with its stockholders and the employees of the Business and the Purchased Subsidiary, have over many years devoted substantial time, effort and resources to developing the trade secrets and other confidential and proprietary information of the Business as well as the goodwill and established relationships of the Business with clients, suppliers, employees and others doing business with the Purchased Subsidiary; (ii) such goodwill and established relationships, trade secrets and other information are vital to the successful conduct of the business of the Purchased Subsidiary in the foreseeable future; (iii) the Purchased Subsidiary, in the furtherance of the Business, has in the past provided Seller with the opportunity and support necessary to allow Seller to establish personal and professional relationships with clients, suppliers, employees and others having business relationships with the Purchased Subsidiary and afforded Seller access to the trade secrets and other confidential and proprietary information of the Business and the Purchased Subsidiary; (iv) because of the opportunities and support so provided to Seller and because of Seller’s access to the confidential information and trade secrets of the Business and the Purchased Subsidiary, Seller would be in a unique position to divert business from the Purchased Subsidiary and to cause irreparable damage to the Business, the Purchased Subsidiary and Buyer were Seller to be allowed to commit any of the other acts prohibited in this Section 4.6; (v) the covenants and agreements set forth in this Section 4.6 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder; (vi) Buyer and its stakeholders would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Seller or any of its Affiliates breached any provisions of this Section 4.6; (vii) any breach of any provisions of this Section 4.6 by Seller or its Affiliates would result in a significant loss of goodwill by the Buyer, the Purchased Subsidiary and the Business; (viii) the Seller Note and the Milestone Payments are sufficient consideration to make the covenants and agreements set forth herein enforceable; (ix) the length of time, scope and geographic coverage of the covenants set forth in this Section 4.6 are reasonable given the benefits Seller will directly or indirectly receive hereunder, (x) Seller is familiar with all the restrictive covenants contained in this Section 4.6 and is fully aware of its obligations hereunder; and (xi) Seller will not challenge the reasonableness of the time, scope, geographic coverage or other provisions of this Section 4.6 in any Action, regardless of who initiates such Action. Seller further acknowledges and agrees that irreparable injury will result to Buyer if Seller or any of its Affiliates breaches any of the terms of this Section 4.6, and that in the event of an actual or threatened breach by Seller or any of its Affiliates of any of the provisions contained in this Section 4.6, Buyer may have no adequate remedy at Law. Seller accordingly agrees that in the event of any actual or threatened breach by Seller or any of its Affiliates of any of the provisions contained in this Section 4.6, Buyer and its successors and assigns, including, without limitation, any Person that acquires (by merger, purchase or sale of assets or stock or otherwise) any part of the Business, shall be entitled to injunctive and other equitable relief without (x) posting any bond or other security, (y) proving actual damages, or (z) showing that monetary damages are an inadequate remedy. Seller shall cause its Affiliates to comply with this Section 4.6, and shall be liable for any breach by any of its Affiliates of this Section 4.6. In the event of a breach or violation by Seller or any of its Affiliates of this Section 4.6, the Restricted Period with respect to Seller shall be extended by a period of time equal to the period of time during which such Person violates the terms of this Section 4.6.

Section 4.7 Litigation Support. In the event and for so long as Buyer actively is contesting or defending against any Action after the Closing in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing involving the Business or the Purchased Subsidiary (other than litigation among the parties hereto and/or their Affiliates arising out of the transactions contemplated hereby or the Transaction Documents), Seller will reasonably cooperate with Buyer and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records, in each case, during normal business hours and in a manner that does not unreasonable interfere with Seller’s operation of its business, and to the extent reasonably related to the subject matter of such Action, as shall be reasonably necessary for Buyer to pursue such contest or defense, all at the sole cost and expense of Buyer.

Section 4.8 Email Cooperation. From and after the Closing, Seller shall (a) deliver to Buyer any and all emails that were omitted from the Email Archive delivered on or prior to the Closing pursuant to Section 1.3(c) (subject to the redaction or withholding of Seller Confidential Information to the extent permitted by Section 1.3(c)), (b) deliver to Buyer any emails received on or after the Closing that are addressed to the corporate email addresses of the Specified Individuals maintained by Seller or its Affiliates (the “Specified Email Addresses”), (c) cause Seller’s email and information technology systems to automatically forward and deliver to the email address(es) designated in writing by Buyer to Seller prior to the Closing (as may be updated following the Closing pursuant to Section 7.2) a copy of each email addressed to any Specified Email Address on or after the Closing, and (d) cause Seller’s email and information technology systems to automatically deliver an “auto-reply” for any email addressed to a Specified Email Address which “auto-reply” shall include appropriate forwarding information to each Specified Individual’s new corporate email address (which shall be designated in writing by Buyer to Seller prior to or at the Closing), along with any other message mutually approved in writing by Buyer and Seller.

Section 4.9 General Post-Closing Covenants. In case at any time after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, each party hereto will use commercially reasonable efforts to take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all at the sole cost and expense of the requesting party. Seller acknowledges and agrees that from and after the Closing, the Purchased Subsidiary will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Business and the Purchased Subsidiary (excluding, for the avoidance of doubt, any Seller Confidential Information and Privileged Communications).

ARTICLE V

INDEMNIFICATION

Section 5.1 Survival. The representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months following the date hereof; provided, that the representations and warranties in Section 2.1 (Organization and Qualification of Seller and the Purchased Subsidiary), Section 2.2 (Title to Securities), Section 2.3 (Authority of Seller) and Section 3.1 (Organization and Authority of Buyer), shall survive for six (6) years following the date hereof, and there shall be no limitation on any representation and warranty the breach of which constitutes Fraud. All covenants and agreements of the parties hereto contained herein shall survive the Closing until fully performed in accordance with their terms or for the period explicitly specified therein. Notwithstanding the foregoing, any claims for indemnification pursuant to Section 5.2 or Section 5.3 asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the party seeking indemnification to the indemnifying party prior to the expiration date of the applicable survival period set forth above shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved in accordance with this Article V.

Section 5.2 Indemnification By Seller. Subject to the other terms and conditions of this Article V, from and after the Closing, Seller shall indemnify and defend Buyer and its Affiliates (including, following the Closing, the Purchased Subsidiary) and their respective representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in Article II of this Agreement or the other Transaction Documents; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement.

Section 5.3 Indemnification By Buyer. Subject to the other terms and conditions of this Article V, from and after the Closing, Buyer shall indemnify and defend Seller and its Affiliates and their respective representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in Article III of this Agreement or the other Transaction Documents;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any threatened or actual claims by Sanam Parikh related to any severance payment obligations alleged to be owed in respect of such Person’s employment with Purchased Subsidiary or its Affiliates or termination therefrom.

Section 5.4 Certain Limitations. Except in the case of Fraud or claims for indemnification pursuant to Section 5.3(c), in no event shall the aggregate liability of Seller, on the one hand, or Buyer, on the other hand, pursuant to this Article V exceed the Aggregate Purchase Price actually paid to Seller hereunder; provided that the aggregate liability of Buyer to Seller in respect to claims for indemnification pursuant to Section 5.3(c) shall be limited to the maximum severance amount set forth in Sanam Parikh’s existing employment agreement plus the amount of reasonable and documented out-of-pocket costs, fees and expenses (including reasonable attorneys’ fees) incurred by the Seller Indemnitees in defending any applicable claim by Sanam Parikh in respect of such severance payment obligations. The amount of Losses on account of which an Indemnifying Party would otherwise be required to indemnify the Indemnified Party shall be reduced by any insurance proceeds, indemnity contribution or similar payment (net of any deductibles or co-payments and reasonable attorneys’ fees and other expenses actually incurred by the Indemnified Party in connection with such recovery) received by the Indemnified Party from any insurance provided by any insurance company not affiliated therewith and, for the avoidance of doubt, excluding any self-insurance, risk management program or other funds set aside by such Person in connection therewith. The Indemnified Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to recover such insurance, indemnity contribution and other similar payments covering the applicable indemnifiable Losses to the same extent as it would if such Losses were not subject to indemnification hereunder; provided, that the foregoing shall not require Buyer or the Purchased Subsidiary to pursue or initiate any litigation against any Person. In the event that an insurance, indemnity, contribution or other similar recovery is made by an Indemnified Party with respect to any Losses for which such Indemnified Party has been indemnified hereunder and such recovery would result in duplicative recovery by such Indemnified Party, then a refund equal to the aggregate amount of such duplicative recovery shall be made promptly by the Indemnified Party to the Indemnifying Party (net of any deductibles or co-payments and reasonable attorneys’ fees and other expenses actually incurred by the Indemnified Party in connection with such recovery).

Section 5.5 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party within thirty (30) days of receipt of written notice of such indemnification claim from the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of proposed settlement to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not settle any third party Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless such settlement shall: (i) include an unconditional release of the Indemnified Party from all liability arising out of such litigation or claim; (ii) not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the Indemnified Party; (iii) not impose any restriction upon the operations of the Indemnified Party; and (iv) relates solely to monetary damages indemnifiable hereunder.

Section 5.6 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties hereto as an adjustment to the Aggregate Purchase Price for Tax purposes, unless otherwise required by Law.

Section 5.7 Manner of Recovery; Offset Right. Subject to the other limitations set forth in this Article V:

(a) Any Losses claimed by a Buyer Indemnitee in respect of a claim for indemnification pursuant to Section 5.2 that has been finally resolved hereunder shall be recoverable (i) first, by permanently offsetting the amount of such Losses against the amount of any earned but unpaid Milestone Payments as of such time, (ii) second, to the extent that any such Losses remain unsatisfied after giving effect to the foregoing clause (i), by permanently offsetting the amount of such unsatisfied Losses against the amount of accrued but unpaid interest under the Seller Note, and thereafter, against the amount of outstanding but unpaid principal under the Seller Note and (iii) thereafter, to the extent that any such Losses remain unsatisfied after giving effect to the foregoing clause (ii), directly from Seller by wire transfer of immediately available funds.

(b) Any Losses claimed by a Seller Indemnitee in respect of claim for indemnification pursuant to Section 5.3 that has been finally resolved hereunder shall be recoverable directly from Buyer by wire transfer of immediately available funds.

Section 5.8 Exclusive Remedies. The parties hereto acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article V. Nothing in this Section 5.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled, including pursuant to Section 7.13, or to seek any remedy on account of any party’s Fraud or criminal misconduct.

ARTICLE VI

TAX MATTERS

Section 6.1 Cooperation. Each of Buyer and Seller shall, and shall cause its respective Affiliates to, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation or filing of Tax Returns pursuant to this Article VI or otherwise as necessary to effect the intent of this Article VI, including Tax Returns of or with respect to the Purchased Subsidiary (including, for the avoidance of doubt, in connection with Seller preparing the consolidated U.S. federal income Tax Return of an affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Seller is the common parent and the Prior Corporation was a member prior to the Closing and any similar state and local income Tax Returns) or in connection with any Tax audit, litigation or other proceeding pertaining to Taxes (and payments in respect thereof) or Tax Returns of or with respect to the Purchased Subsidiary. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax audit, litigation or other proceeding and making employees, advisors, or other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 6.2 Transfer Taxes. Notwithstanding anything to the contrary herein, any transfer, sales, use, documentary, stamp, or similar Taxes or fees applicable to, imposed upon or arising out of the transactions contemplated by this Agreement (“Transfer Taxes”) will be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Each of Buyer and Seller shall (and shall cause its respective Affiliates to) cooperate with each other in preparing and filing all such Tax Returns or documentation as necessary or appropriate to comply with the provisions of all applicable Law in connection with the payment of Transfer Taxes, and shall cooperate in good faith to minimize the amount of any Transfer Taxes. Any out-of-pocket fees or expenses incurred in connection the preparation or filing of any such Tax Returns or other documentation shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer.

Section 6.3 Intended Tax Treatment. For U.S. federal (and, where applicable, state and local) income Tax purposes, the sale and purchase of the Purchased Securities pursuant to this Agreement is intended to be treated as a sale by Seller to Buyer of the assets held by (subject to the liabilities of) the Purchased Subsidiary. Except as otherwise required by Law, each of Seller and Buyer agrees (a) it will, and will cause its Affiliates to, report and file all applicable Tax Returns in all respects and for all purposes consistent with the treatment set forth in this Section 6.4, and (b) it will not, and will not permit its Affiliates to, take any position for Tax purposes (whether in any Tax proceeding or otherwise) that is inconsistent with the treatment set forth in this Section 6.4; provided, however, that no Person shall be unreasonably impeded in its ability and discretion to negotiate, compromise, and/or settle any Tax proceedings in connection with such treatment.

Section 6.4 Tax Consideration Allocation. Following the Closing, Seller and Buyer shall use their good faith efforts to agree upon a schedule allocating the consideration for the Purchased Securities (which for this purpose shall include any liabilities of the Purchased Subsidiary and other amounts required to be treated as consideration for U.S. federal income tax purposes) among the assets of the Purchased Subsidiary in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Seller and Buyer shall agree on an allocation schedule in accordance with Schedule 6.4 and (a) any adjustments to the consideration shall be allocated in a manner consistent with such agreed allocation schedule, and (b) except as otherwise required by applicable Law, each of Seller and Buyer will, and will cause its Affiliates to, (i) report and file all Tax Returns (including, but not limited to, IRS Form 8594) in all respects and for all purposes consistent with such agreed allocation schedule, and (ii) not take any position for Tax purposes (whether in any Tax proceeding or otherwise) that is inconsistent with such agreed allocation schedule; provided, however, that no Person shall be unreasonably impeded in its ability and discretion to negotiate, compromise, and/or settle any Tax proceedings in connection with such agreed allocation schedule.

ARTICLE VII

Miscellaneous

Section 7.1 Expenses. Except as otherwise set forth herein, each party hereto shall be liable for all costs and expenses incurred by such party, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby.

Section 7.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses therefor set forth on Schedule 7.2 (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.2).

Section 7.3 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules, Annexes and Exhibits mean the Articles and Sections of, and Schedules, Annexes and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder and (aa) a party means a party to this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules, Annexes and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.4 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.5 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 7.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign or delegate its rights or obligations hereunder without the prior written consent of the other parties; provided, however, that Buyer shall be entitled to assign or delegate all or any part of its rights or obligations hereunder (a) to any one or more Affiliates of Buyer, (b) in connection with the sale of all or any substantial portion of the assets of Buyer or one or more Affiliates of Buyer or (c) for collateral security purposes to any lender providing financing to Buyer. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.7 No Third-Party Beneficiaries. Except as otherwise expressly provided herein, this Agreement is for the sole benefit of the parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.8 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.9 Governing Law; Venue. This Agreement shall be construed and enforced under and according to the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Any dispute shall be venued in the state and federal courts located in New York City.

Section 7.10 Further Assurances. Each party hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 7.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.12 Counsel. Each party hereto acknowledges that he or it has been advised by his or its own legal counsel, or has had the opportunity to engage his or its own legal counsel, with respect to this Agreement and understands and agrees that (i) he or it has carefully read and fully understands all of the terms of this Agreement; and (ii) he or it is under no disability or impairment that affects his or its decision to sign this Agreement and knowingly and voluntarily intends to be legally bound by this Agreement.

Section 7.13 Specific Performance. Each party hereto agrees that in the event of a breach of this Agreement by such Party, money damages may be inadequate, and the other party may have no adequate remedy at law. Each party hereto accordingly agrees that in the event of any actual or threatened breach by such party of any of the provisions of this Agreement (including Section 4.6), the non-breaching party shall be entitled, in addition to any other rights or remedies existing in its favor, to injunctive and other equitable relief , including specific performance, without (x) posting any bond or other security, (y) proving actual damages, or (z) showing that monetary damages are an inadequate remedy.

Section 7.14 Legal Representation. Buyer agrees that, as to all privileged communications between and among Seller, the Purchased Subsidiary, their respective Subsidiaries and/or Reed Smith LLP that relate in any way to the transactions contemplated by or in connection with this Agreement (collectively “Privileged Communications”), the attorney-client privilege and the expectation of client confidence with respect to the Privileged Communications belongs to Seller, and may be controlled by Seller, and will not pass to or be claimed by Buyer or, following the Closing, the Purchased Subsidiary. The Privileged Communications are the property of Seller and, from and after the Closing, none of Buyer, the Purchased Subsidiary or any Person purporting to act on behalf of or through Buyer or the Purchased Subsidiary will seek to obtain the Privileged Communications, whether by seeking a waiver of the attorney-client privilege or through other means. Buyer and the Purchased Subsidiary, together with any of their respective Affiliates, successors or assigns, further agree that no such party may use or rely on any of the Privileged Communications in any action against or involving Seller or any of its Affiliates after the Closing. The Privileged Communications may be used by Seller or any of its Affiliates in connection with any dispute that relates to the transactions contemplated by or in connection with this Agreement. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Purchased Subsidiary and a third party (other than Seller or any of its Affiliates) after the Closing, Buyer and the Purchased Subsidiary may assert the attorney-client privilege to prevent disclosure of confidential communications by counsel to such third party; provided, however, that neither Buyer nor the Purchased Subsidiary may waive such privilege without the prior written consent of Seller. Without the need for any consent or waiver by Buyer or the Purchased Subsidiary, Reed Smith LLP is permitted to represent Seller and its Affiliates after the Closing in connection with any matter, including anything related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto.

Section 7.15 Recitals. Each of the recitals set forth above are incorporated by reference herein.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

BUYER:

GRAVITAS COLLECTIVE CORP.

By	/s/ Chase LoPriore
Name:	Chase LoPriore
Title:	Authorized Signatory

SELLER:

canton strategic holdings, INC.

By	/s/ Mark Wendland
Name:	Mark Wendland
Title:	Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

Exhibit A

Definitions

The following terms have the meanings specified or referred to in this Exhibit A.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, following the Closing, Seller’s Affiliates shall not include the Purchased Subsidiary.

“Aggregate Purchase Price” means (a) the Seller Note Amount, together with the aggregate amount of interest accrued and paid or payable to Seller under the Seller Note from time to time plus (b) the aggregate amount of Milestone Payments paid or payable to Seller from time to time.

“Business” means the business conducted by the Purchased Subsidiary as of the Closing, as a clinical-stage biotechnology company developing therapeutic candidates in immunology and inflammation conditions with high unmet need (but excluding for the avoidance of doubt, the Retained Business).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are generally authorized or required by Law to be closed for business.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Dollars” or “$” means the lawful currency of the United States.

“Fraud” means actual and intentional common law fraud under New York law; provided, that “Fraud” shall not include equitable fraud, promissory fraud, unfair dealings fraud or any torts (including fraud) based on negligence or recklessness other than actual and intentional fraud.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lien” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, that in no event shall Losses include any punitive, special or exemplary damages except to the extent the same are actually paid or payable to a party other than Buyer, Seller or the Purchased Subsidiary.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Retained Business” means the business conducted by the Purchased Subsidiary immediately prior to the Retained Business Transfer with respect to the investigation and development of bispecific antibodies for use in the treatment of cancers.

“Seller Note” means the promissory note issued by Buyer to Seller on the date hereof, in the form attached hereto as Exhibit D and having an aggregate original principal amount equal to the Seller Note Amount.

“Seller Note Amount” means $3,500,000.

“Subsidiary” means, with respect to any Person, any entity of which at least a majority of the voting equity securities or rights (including as a general partner or managing member) are directly (or indirectly through another Subsidiary) held by such Person.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, escheat, abandoned or unclaimed property, windfall profits, customs, duties or other taxes, of any kind whatsoever, whether disputed or not, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties imposed by any Governmental Authority.

“Transaction Documents” means this Agreement, the Separation Agreements, the Membership Interest Power and the Seller Note.

Exhibit B

Exhibit C

Exhibit D